UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2009

APEX BIOVENTURES ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	20-4997725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Farm Lane
Hillsborough, California 94010
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 344-3029

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

At a special meeting of stockholders held on June 2, 2009, the stockholders of Apex Bioventures Acquisition Corporation (the “Company”) voted to approve the Company’s previously announced dissolution and plan of liquidation.  As of the close of business on June 2, 2009, the Company’s share transfer books will close and the NYSE Amex LLC will suspend trading.

Pursuant to the plan of liquidation, the Company expects to liquidate its trust account, which consists of proceeds from the Company’s private placement of warrants and initial public offering and the interest accumulated thereon, including the deferred portion of the underwriters’ fee held in the trust account following consummation of the public offering.   Liquidating distributions from the trust account are payable upon presentation to holders of shares of common stock issued in the Company’s initial public offering that hold such shares as of the close of business on June 2, 2009. The liquidating distribution is expected to be approximately $7.84 per share. No payments will be made with respect to any of the Company’s outstanding warrants or shares that were acquired prior to the Company’s initial public offering.

The Company has filed a certificate of dissolution with the Secretary of State of the State of Delaware for the purpose of effecting its dissolution and will be filing a Certificate of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities and Exchange Act of 1934, as amended.  As a result, the Company will no longer be a public reporting company and its securities will cease trading on the NYSE Amex LLC.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits.

99.1           Press Release, dated June 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APEX BIOVENTURES ACQUISITION CORPORATION
/s/ Darrell J. Elliott
Darrell J. Elliott
Chairman and Chief Executive Officer

Dated: June 2, 2009

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 2, 2009.